NEWS	FONAR Corporation
For Immediate Release	The Inventor of MR Scanning™
Contact: Daniel Culver	An ISO 9001 Company
Director of Communications	Melville, New York 11747
E-mail: investor@fonar.com	Phone: (631) 694-2929
www.fonar.com	Fax: (631) 390-1709

FONAR REPORTS RECORD PROFITS FROM OPERATIONS FOR FISCAL 2012;

NET INCOME DOUBLES FROM FISCAL 2011;

REVENUES INCREASE 19% TO $39.4 MILLION

MELVILLE, NEW YORK, October 1, 2012 – FONAR Corporation (NASDAQ-FONR), The Inventor of MR Scanning™, reported today its year-end financial results for the year-ended June 30, 2012. The Company has now had nine straight quarters of profitability. For the 2012 fiscal year as compared to the 2011 fiscal year, the Company made improvements in revenues and profit across both of its operating segments, those being the UPRIGHT® MRI segment that includes product sales, service and repair fees, and HMCA, its STAND-UP® MRI center management subsidiary. All of these utilize the FONAR UPRIGHT® Multi-Position™ MRI which is also known as the STAND-UP® MRI.

Statement of Income Items

Total net income for the year ended June 30, 2012, more than doubled, an increase of 108% to $6.9 million, from $3.3 million for the year ended June 30, 2011.

Income from operations increased 90% from $3.8 million, for the year ended June 30, 2011, to $7.2 million for the year ended June 30, 2012.

Basic net income per common share available to common stockholders for the year ended June 30, 2012, was $0.93, an increase of 66% over the previous year ended June 30, 2011 of $0.56.

Diluted net income per common share available to common stockholders for the year ended June 30, 2012, was $0.91, an increase of 65% over the previous year ended June 30, 2011, of $0.55.

Total revenues for the UPRIGHT® MRI segment increased 5% to $18.7 million for the year ended June 30, 2012 as compared to $17.8 million for the year ended June 30, 2011. Total costs related to revenues for the UPRIGHT® MRI segment increased just 1% to $8.9 million for the year ended June 30, 2012 as compared to $8.8 million for the year ended June 30, 2011

Total revenues for the HMCA subsidiary, the STAND-UP® MRI center management segment increased 35% to $20.7 million for the year ended June 30, 2012 as compared to $15.3 million for the year ended June 30, 2011. Total costs related to revenues for HMCA increased just 27% to $12.3 million for the year ended June 30, 2012 as compared to $9.7 million for the year ended June 30, 2011.

Collectively, total revenues increased 19 % to $39.4 million for the year ended June 30, 2012, as compared to $33.1 million, for the year ended June 30, 2011. Total costs related to total revenues increased 15% to $21.2 million for the year ended June 30, 2012, as compared to the prior year ended June 30, 2011, at $18.5 million.

Overhead consisting of research & development (R&D) and selling, general & administrative costs (S,G&A) rose only 1% to $10.0 million for the year ended June 30, 2012 from $9.9 million for the year ended June 30, 2011.

Balance Sheet Items

Total assets increased 6% to $33.6 million for the year ended June 30, 2012 as compared to the previous fiscal year when total assets of $31.6 million.

At June 30, 2012, total cash and cash equivalents were $12.0 million, total current assets were $25.9 million, total current liabilities were $21.1 million, and total long-term liabilities were $1.5 million. Also, total stockholders’ equity was $11.1 million, as of June 30, 2012.

See the accompanying tables for more details.

Significant Highlights in Fiscal 2012

HMCA, FONAR’s STAND-UP® MRI center management subsidiary, added a center in Yonkers, NY, in January 2012. This brings the total number of managed MRI scanning centers to eleven. HMCA managed centers have added patient volume significantly for the past two years. During the years ended June 30 for 2010, 2011 and 2012, approximately 33,100, 38,600 and 43,700 MRI scans were performed, respectively, at the HMCA centers. HMCA is actively pursuing additional management contracts, primarily in New York and Florida.

While the STAND-UP® MRI center management segment is the fastest growing segment of FONAR’s business, manufacturing and selling the FONAR UPRIGHT® Multi-Position™ MRI is a principal part of this business. Among the recent sales and installations was Oklahoma UPRIGHT MRI in Oklahoma City (www.okuprightmri.com). That sale, announced on November 30, 2011, was notable that it had become the 29th state that had purchased a FONAR UPRIGHT® Multi-Position™ MRI for its citizens.

Within the year, the company sold and installed an UPRIGHT® Multi-Position™ MRI scanner to Parkway Radiology, LLC, Hagerstown, MD. The group who purchased the FONAR UPRIGHT® Multi-Position™ MRI said they wanted the best diagnostic device available to allow them to be a “Center of Excellence for the Spine.” Accordingly, they considered other state-of-the-art MRI scanners, including those with field strengths at 3.0 and 1.5 Tesla, but those systems are single-position only and non weight-bearing. They therefore concluded that to be a “Center of Excellence for the Spine,” it was crucial to have an MRI that could evaluate the spine in its full range of dynamic weight-bearing positions.

In addition, another recent sale is being installed in central California and expects to be operating in October.

Breakthrough in the detection of MS

On October 5, 2011, the Company reported a diagnostic breakthrough in the understanding of the genesis of multiple sclerosis (MS) based on observations made possible by the company’s unique FONAR UPRIGHT® Multi-Position™ MRI. The press release indicated that the cause of multiple sclerosis may be biomechanical and related to earlier trauma to the neck, which can result in the obstruction of the flow of cerebrospinal fluid (CSF), which is produced and stored in the central anatomic structures of the brain known as the ventricles. Since the ventricles produce a large volume of CSF each day (500 cc), an obstruction can result in a build-up of pressure within the ventricles, resulting in leakage of the CSF into the surrounding brain tissue. This leakage could be responsible for generating the brain lesions of multiple sclerosis.

The research was published in the journal Physiological Chemistry and Physics and Medical NMR (Sept. 20, 2011, 41: 1-17), titled “The Possible Role of Cranio-Cervical Trauma and Abnormal CSF Hydrodynamics in the Genesis of Multiple Sclerosis." It was co-authored by FONAR MRI researchers Raymond V. Damadian, M.D., president and chairman of FONAR, and FONAR scientist David Chu, PhD. The complete study can be viewed at www.fonar.com/pdf/PCP41_damadian.pdf.

Dr. Damadian said, “We used the UPRIGHT® Multi-Position™ MRI to view the flow of cerebrospinal fluid in and out of the brain with the patients scanned UPRIGHT® and scanned lying down. The UPRIGHT® MRI also revealed that these obstructions were the result of structural deformities of the cervical spine, induced by trauma earlier in life. The findings are based on viewing the real-time flow of cerebrospinal fluid in a series of eight randomly chosen patients with multiple sclerosis. These invaluable dual observations have only been possible since the invention by FONAR of an MRI capable of imaging the patient UPRIGHT®.” For more information visit: www.fonar.com.

On October 4, 2011, Dr. Damadian announced the study at a Radiology Department Grand Rounds at the University of California, San Diego Medical Center. William G. Bradley, Jr., M.D., Ph.D., F.A.C.R., Chairman of the Department of Radiology, and a Professor of Radiology at UCSD School of Medicine introduced Dr. Damadian to his colleagues at grand rounds. Dr. Bradley said, “Dr. Damadian has shown that 8 patients with MS had degenerative changes in their cervical spines which impinged on the spinal canal and limited the pulsatile, to-and-fro flow of cervical CSF over the cardiac cycle, as demonstrated on UPRIGHT® MRI. His hypothesis that increased resistance to outflow of CSF is linked to the etiology of MS has some similarities to Dr. P. Zamboni’s hypothesis that MS is due to the impeded outflow of venous blood from the brain due to dural sinus stenoses. In both theories, increased resistance to outflow of either CSF or venous blood would be expected to modify the intracranial pressure wave over the cardiac cycle. While both theories need to be further tested with larger controlled studies, it is intriguing that they seem to invoke similar pathologic changes. Whether these changes are etiologic in all cases of MS remains to be tested.”

On November 2, 2011, FONAR reported on a 41-year-old female patient with MS that had been one of the eight patients in the original study. The FONAR UPRIGHT® MRI had found cervical malrotations at the cranio-cervical junction and alterations of CSF flow dynamics which gave rise to CSF fluid leakages into surrounding brain tissue. The CSF leakages visualized were directly connected to the MS lesions visualized on the UPRIGHT® MRI. Dr. Damadian stated, “These new observations have uncovered biomechanical barriers that appear to lead to multiple sclerosis. It is significant that these barriers may be therapeutically addressable.”

The MS patient was treated by Dr. Scott Rosa, with a proprietary protocol using an Atlas Orthogonal (AO) instrument and the FONAR UPRIGHT® Multi-Position™ MRI. The patient has experienced a significant reduction in symptoms which correlate directly to 28.6% reduction of her CSF pressure on post MRI evaluation. At this time the patient continues to be free of MS symptoms as well as vertigo and vomiting on recumbency. The patient continues being administered by Dr. Rosa.

Management Discussion

Dr. Damadian said, “FONAR has performed an impressive comeback since faltering in 2008 during the banking crisis. We have stabilized and increased our revenues through the successes of our STAND-UP® MRI center management subsidiary. We have cut and stabilized costs. We have even reduced our long term liabilities from June 30, 2011 to June 30, 2012 by 44% to approximately $1.5 million.”

Dr. Damadian continued, “All of this successful activity places FONAR on a course of continued growth and prosperity. How gratifying it is to be able to report to our shareholders record profits from operations for this fiscal year (fiscal 2012). This includes the 4th fiscal quarter of 2012 which had record profits from operations for any quarter ($1.9 million).”

“Leading the way, is the FONAR UPRIGHT® Multi-Position™ MRI, which is opening doors in diagnostics that had previously been unavailable,” said Dr. Damadian. “For instance, the observations at the craniocervical junction (CCJ) utilizing our UPRIGHT® MRI are simply amazing. It reminds me of the early days of MRI during the 1970’s and 1980’s when FONAR developed the first MRIs (recumbent) and the diagnostic doors that opened then. Now with the advent of CSF flow imaging and enhanced signal-to-noise RF surface coils specific for the CCJ, we are learning much about a variety of brain and spine diseases.”

About FONAR

FONAR (NASDAQ:FONR), Melville, NY, The Inventor of MR Scanning™, is an American Company that was incorporated in 1978, and is the first, oldest and most experienced MRI company in the industry. FONAR introduced the world’s first commercial MRI in 1980, and went public in 1981. Since its inception, nearly 300 recumbent-OPEN MRIs and over 150 UPRIGHT® Multi-Position™ MRI scanners have been installed worldwide. FONAR’s stellar product is the UPRIGHT® MRI (also known as the STAND-UP® MRI), the only whole-body MRI that performs Position™ imaging (pMRI™) and scans patients in numerous weight-bearing positions, i.e. standing, sitting, in flexion and extension, as well as the conventional lie-down position. The FONAR UPRIGHT® MRI often sees the patient’s problem that other scanners cannot because they are lie-down only. The patient-friendly UPRIGHT® MRI has a near-zero claustrophobic rejection rate by patients. As a FONAR customer states, “If the patient is claustrophobic in this scanner, they’ll be claustrophobic in my parking lot.” Approximately 85% of patients are scanned sitting while they watch a 42” flat screen TV. FONAR is headquartered on Long Island, New York.

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UPRIGHT® and STAND-UP® are registered trademarks and The Inventor of MR Scanning™, Full Range of Motion™, Multi-Position™, Upright Radiology™, The Proof is in the Picture™, True Flow™, pMRI™, Spondylography™, Dynamic™, Spondylometry™, CSP™, and Landscape™, are trademarks of FONAR Corporation.

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company's filings with the Securities and Exchange Commission.

FONAR CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

ASSETS

	June 30,
	2012	2011
Current Assets:
Cash and cash equivalents	$12,032,015	$9,251,244
Accounts receivable – net of allowances for doubtful accounts of $1,852,987 and $1,777,794 at June 30, 2012 and 2011, respectively	5,094,687	5,263,903
Management and other fees receivable – net of allowances for doubtful accounts of $7,458,345 and $6,508,345 at June 30, 2012 and 2011, respectively	3,781,635	3,308,456
Management and other fees receivable – related medical practices – net of allowances for doubtful accounts of $403,047 at June 30, 2012 and at June 30, 2011	1,311,195	1,668,880
Costs and estimated earnings in excess of billings on uncompleted contracts	1,128,596	169,443
Inventories	2,194,949	2,400,240
Current portion of note receivable – net of allowances for doubtful accounts of $65,000 at June 30, 2012 and at June 30, 2011	116,016	114,058
Prepaid expenses and other current assets	206,328	384,437
Total Current Assets	25,865,421	22,560,661
Property and Equipment – Net	3,173,447	3,769,424
Notes Receivable	275,966	358,769
Other Intangible Assets – Net	3,835,179	4,318,311
Other Assets	465,455	573,509
Total Assets	$33,615,468	$31,580,674

FONAR CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

LIABILITIES

Current Liabilities:
Current portion of long-term debt and capital leases	$1,853,623	$2,025,836
Accounts payable	2,076,846	2,187,115
Other current liabilities	7,693,241	8,236,105
Unearned revenue on service contracts	5,474,614	5,762,394
Customer advances	3,881,284	4,845,794
Billings in excess of costs and estimated earnings on uncompleted contracts	—	4,045
Income tax payable	100,000	75,000
Total Current Liabilities	21,079,608	23,136,289
Long-Term Liabilities:
Accounts payable	47,600	102,000
Due to related medical practices	228,741	228,267
Long-term debt and capital leases, less current portion	777,274	1,746,286
Other liabilities	400,714	502,018
Total Long-Term Liabilities	1,454,329	2,578,571
Total Liabilities	22,533,937	25,714,860

FONAR CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

STOCKHOLDERS' EQUITY

	June 30,
	2012	2011
Stockholders' Equity:
Class A non-voting preferred stock $.0001 par value; 453,000 shares authorized at June 30, 2012 and June 30, 2011, 313,438 issued and outstanding at June 30, 2012 and 2011	$31	$31
Preferred stock $.001 par value; 567,000 shares authorized at June 30, 2012 and June 30, 2011, issued and outstanding – none	—	—
Common stock $.0001 par value; 8,500,000 shares authorized at June 30, 2012 and June 30, 2011, 5,912,905 and 5,636,571 issued at June 30, 2012 and 2011, respectively; 5,901,262 and 5,624,928 outstanding at June 30, 2012 and 2011, respectively	590	562
Class B common stock (10 votes per share) $.0001 par value; 227,000 shares authorized at June 30, 2012 and June 30, 2011, 158 issued and outstanding at June 30, 2012 and 2011	—	—
Class C common stock (25 votes per share) $.0001 par value; 567,000 shares authorized at June 30, 2012 and June 30, 2011, 382,513 issued and outstanding at June 30, 2012 and 2011	38	38
Paid-in capital in excess of par value	174,084,007	173,476,059
Accumulated other comprehensive loss	(19,534)	(16,179)
Accumulated deficit	(168,333,958)	(174,110,439)
Notes receivable from employee stockholders	(70,813)	(115,305)
Treasury stock, at cost – 11,643 shares of common stock at June 30, 2012 and 2011	(675,390)	(675,390)
Non controlling interests	6,096,560	7,306,437
Total Stockholders' Equity	11,081,531	5,865,814
Total Liabilities and Stockholders' Equity	$33,615,468	$31,580,674

FONAR CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	For the Years Ended June 30,
	2012	2011
Revenues
Product sales – net	$6,922,465	$6,682,297
Service and repair fees – net	11,674,541	10,936,839
Service and repair fees – related parties – net	110,000	192,500
Management and other fees - net	14,060,275	10,170,086
Management and other fees – related medical practices – net	6,677,138	5,154,673
Total Revenues – Net	39,444,419	33,136,395
Costs and Expenses
Costs related to product sales	5,387,923	5,768,601
Costs related to service and repair fees	3,453,116	2,936,435
Costs related to service and repair fees – related parties	32,536	51,684
Costs related to management and other fees	8,733,823	6,781,638
Costs related to management and other fees – related medical practices	3,588,282	2,941,192
Research and development	1,242,656	1,440,032
Selling, general and administrative, inclusive of compensatory element of stock issuances of $180,418 and $204,486 for the years ended June 30, 2012 and 2011, respectively	8,749,090	8,462,335
Provision for bad debts	1,050,442	963,009
Total Costs and Expenses	32,237,868	29,344,926
Income from Operations	7,206,551	3,791,469
Other Income and (Expenses):
Interest expense	(478,663)	(514,703)
Interest expense – related parties	—	(3,829)
Investment income	243,254	226,610
Interest income – related parties	—	1,564
Other income (expense) – net	45,056	(116,617)
Income Before Provision For Income Taxes and Non Controlling Interests	7,016,198	3,384,494
Provision for Income Taxes	141,125	75,475
Net Income	$6,875,073	$3,309,019
Net Income – Non Controlling Interests	(1,098,592)	(148,109)
Net Income – Controlling Interests	$5,776,481	$3,160,910
Net Income Available to Common Stockholders	$5,392,212	$2,941,026
Net Income Available to Class A Non-Voting Preferred Stockholders	$286,406	$163,886
Net Income Available to Class C Common Stockholders	$97,863	$55,998
Basic Net Income Per Common Share Available to Common Stockholders	$0.93	$0.56
Diluted Net Income Per Common Share Available to Common Stockholders	$0.91	$0.55
Basic and Diluted Income Per Share – Common C	$0.26	$0.15